UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement

CORONADO INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of securities to which transaction applies: Common Stock, $.001 par value Preferred Stock, $.0001 par value
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction: None.
5)	Total fee paid: None.

☐	Fee paid previously with preliminary materials. N/A

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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2)	Form, Schedule or Registration Statement No.:
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4)	Date Filed:

INFORMATION REQUIRED BY SCHEDULE 14C

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

Amendment of charter, bylaws or other documents

The following Amendment to the Articles of Incorporation of Coronado Industries, Inc. will be made, having been approved by written consent of the Board of Directors and of Shareholders owning a majority of the outstanding Common Stock shares as of September 14, 2006:

RESOLVED, the Corporation shall amend its Articles of Incorporation to increase its authorized Common Stock shares from Two Hundred Million shares, $.001 par value, to Four Hundred Million shares, $.001 par value, and to increase its authorized Preferred Stock shares from Three Million shares, $.0001 par value, to Fifty Million shares, $.001 par value.

The Company’s Articles of Incorporation are being amended to provide more Common and Preferred Stock shares to be issued for obtain working capital in the future. The Company presently does has no plans to issue any Common or Preferred Stock in any offering or transaction, except for shares presently subscribed for but unissued. The Company does not believe that more than 400,000,000 Common Stock shares and 50,000,000 Preferred Stock shares will be needed to obtain the working capital it needs in the foreseeable future.

The effect of the amendment is to increase the Company’s authorized but unissued Common and Preferred Stock shares. On September 14, 2006, Company had approximately 164,231,312 Common Stock shares issued and outstanding with an additional 235,768,688 authorized and unissued after the above-described amendment is filed with the Nevada Secretary of State.  On September 14, 2006, Company had no Preferred Stock shares issued and outstanding with an additional 50,000,000 authorized and unissued after the above-described amendment is filed with the Nevada Secretary of State.

The above described changes to the Company’s Articles of Incorporation are not intended to have any anti-takeover effect and are not part of any series of anti-takeover measures contained in any debt instrument or the Company’s Articles of Incorporation or Bylaws in effect on the date of this Information Statement. However, Company shareholders should note that the availability of additional authorized and unissued shares of Common and Preferred Stock could make any attempt to gain control of the Company or its Board of Directors more difficult or time consuming and that the availability of the additional authorized and unissued shares might make it more difficult to remove the Company’s management. Although the Company’s Board currently has no intentions of doing so, shares of Common or Preferred Stock could be issued by the Board to dilute the percentage of stock owned by a significant shareholder and increase the cost, or the number, of voting shares necessary to acquire control of the Board or to meet voting requirements imposed by Nevada law with respect to a merger or other business combination involving the Company. The Company’s management is not presently aware of any specific efforts to accumulate Company Common or Preferred Stock.

Voting Securities And Principal Holders Thereof

The following table sets forth information as of September 14, 2006 concerning shares of Common Stock, the Company’s only voting securities. This table includes all beneficial owners who own more than 5% of the outstanding voting securities, each of the Company’s directors, by each person who is known by the Company to own beneficially more than 5% of the outstanding voting securities of the Company, and by the Company’s executive officers and directors as a group.

	Name and Address	Amount and Nature
Title of Class	of Beneficial Owner	of Beneficial Owner	Percent of Class

Common Stock	G. Richard Smith 16857 E. Saguaro Blvd. Fountain Hills, AZ 85268	38,927,943 shares (1)	23.7%

Common Stock	Gary R. Smith 16857 E. Saguaro Blvd. Fountain Hills, AZ 85268	35,306,598 shares (1)	21.5%

Common Stock	John LiVecchi 16857 E. Saguaro Blvd. Fountain Hills, AZ 85268	33,959,160 shares (1)	20.7%

Common Stock	Mark Smith 16857 E. Saguaro Blvd. Fountain Hills, AZ 85268	87,000 shares (1)	0.0%

Common Stock	All Directors and Executive Officers as a Group (four people)	108,280,701 shares	65.9%

______________
(1)
This amount represents only shares owned as used in the consent approval and excludes any shares which may be purchased through the future exercise of options or shares subscribed for but unissued, since only shares issued at September 14, 2006 can be used in the consent at this time.

Delivery of Documents to Security Holders Sharing an Address

A separate document will be delivered to each shareholder regardless of address.

Filing Party

Coronado Industries, Inc.

Date Filed: September 18, 2006